EXHIBIT 99.5

WEYERHAEUSER COMPANY

Offer to Exchange

All Shares of Common Stock

of

DOMTAR CORPORATION

which are owned by Weyerhaeuser Company

for

Common Shares of Weyerhaeuser Company

and Exchangeable Shares of Weyerhaeuser Company Limited

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 2, 2007, UNLESS THE OFFER IS EXTENDED OR TERMINATED. SHARES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

February 2, 2007

To Our Clients:

Enclosed for your consideration are the Prospectus—Offer to Exchange, February 2, 2007 (together with any amendments or supplements thereto, the “Prospectus—Offer to Exchange”) and the Letter of Transmittal (the “Letter of Transmittal”), and Instructions therefor, for tendering common shares of Weyerhaeuser Company (“Weyerhaeuser”), which collectively constitute the offer (the “Exchange Offer”) by Weyerhaeuser, a Washington corporation, to exchange all shares of common stock, par value $0.01 per share (“Company common stock”), of Domtar Corporation, a Delaware corporation (the “Company”), owned by Weyerhaeuser, for common shares of Weyerhaeuser, par value $1.25 per share (“Weyerhaeuser common shares”), and exchangeable shares of Weyerhaeuser Company Limited.

We are the holder of record (directly or indirectly) of Weyerhaeuser common shares held for your account. As such, a tender of such shares can be made only by us as the holder of record and only pursuant to your instructions. We are furnishing to you the enclosed Letter of Transmittal for your information only and such Letter of Transmittal cannot be used by you to tender Weyerhaeuser common shares held by us for your account.

Please instruct us as to whether you wish us to tender any or all of the Weyerhaeuser common shares held by us for your account, upon the terms and subject to the conditions set forth in the Prospectus—Offer to Exchange and the applicable Letter of Transmittal.

We direct your attention to the following:

(1) Weyerhaeuser is offering to exchange all shares of Company common stock which are owned by Weyerhaeuser for Weyerhaeuser common shares and Weyerhaeuser exchangeable shares that are validly tendered and not properly withdrawn prior to the expiration of the Exchange Offer. For each $1.00 of Weyerhaeuser common shares accepted in the Exchange Offer, you will receive approximately $1.11 of Company common stock, subject to a limit of 11.1442 shares of Company common stock per Weyerhaeuser common share. In addition, the Exchange Offer does not provide for a minimum exchange ratio. IF THE LIMIT IS IN EFFECT, YOU WILL RECEIVE LESS THAN $1.11 OF COMPANY COMMON STOCK FOR EACH $1.00 OF WEYERHAEUSER COMMON SHARES THAT YOU TENDER, AND YOU COULD RECEIVE MUCH LESS.

The value of Weyerhaeuser common shares and Company common stock will be determined by reference to the simple arithmetic average of the daily volume-weighted average prices, or daily VWAP, of Weyerhaeuser common shares and the common stock of Domtar Inc., respectively, on the New York Stock Exchange on each of the last three trading days of the exchange offer period.

(2) Weyerhaeuser’s obligation to exchange shares of Company common stock for Weyerhaeuser common shares is subject to certain conditions, as described in the Prospectus—Offer to Exchange, which you should review in detail.

(3) Weyerhaeuser common shares tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the expiration of the Exchange Offer, and, unless Weyerhaeuser has previously accepted them pursuant to the Exchange Offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the Exchange Offer. Once Weyerhaeuser accepts Weyerhaeuser common shares pursuant to the Exchange Offer, the tender is irrevocable.

(4) Tendering shareholders who fail to complete and sign the Substitute Form W-9 on the Letter of Transmittal, or IRS Form W-8BEN, as applicable, may be subject to a required U.S. federal backup withholding tax applicable to the gross cash proceeds payable to such shareholder or other payee pursuant to the Exchange Offer.

(5) Weyerhaeuser will pay or cause to be paid all stock transfer taxes, if any, payable as a result of the transfer to it of any Weyerhaeuser common shares tendered, and the transfer to tendering shareholders of shares of Company common stock pursuant to the Exchange Offer.

The Exchange Offer is made solely by means of the Prospectus—Offer to Exchange and the enclosed Letter of Transmittal. Weyerhaeuser is not aware of any jurisdiction where the making of the Exchange Offer or its acceptance would not be legal. If Weyerhaeuser learns of any jurisdiction where making the Exchange Offer or its acceptance would not be permitted, Weyerhaeuser currently intends to make a good faith effort to comply with the relevant law. If, after such good faith effort, Weyerhaeuser cannot comply with such law, Weyerhaeuser will determine whether the Exchange Offer will be made to and whether tenders will be accepted from or on behalf of persons who are Weyerhaeuser shareholders residing in the jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer will be deemed to be made on behalf of Weyerhaeuser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

If you wish to have us tender any or all of your Weyerhaeuser common shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instruction form to us is enclosed. If you authorize us to tender your Weyerhaeuser common shares, we will tender all such shares unless otherwise specified on the reverse side of this letter. Please forward your instructions to us in sufficient time to permit us to submit a tender on your behalf prior to the expiration of the Exchange Offer.

The Exchange Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on March 2, 2007, unless the offer is extended or terminated.

Instructions with Respect to the

WEYERHAEUSER COMPANY

Offer to Exchange

All Shares of Common Stock of

DOMTAR CORPORATION

which are owned by Weyerhaeuser Company

for

Common Shares of Weyerhaeuser Company

and Exchangeable Shares of Weyerhaeuser Company Limited

The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus—Offer to Exchange, dated February 2, 2007 (the “Prospectus—Offer to Exchange”) and the Letter of Transmittal, in connection with the offer by Weyerhaeuser Company, a Washington corporation (“Weyerhaeuser”), to exchange all shares of common stock, par value $0.01 per share (“Company common stock”), of Domtar Corporation, a Delaware corporation (the “Company”), owned by Weyerhaeuser, for common shares of Weyerhaeuser, par value $1.25 per share (“Weyerhaeuser common shares”), and exchangeable shares of Weyerhaeuser Company Limited.

This instructs you to tender the number of Weyerhaeuser common shares indicated below (or, if no number is indicated below, all Weyerhaeuser common shares held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Prospectus—Offer to Exchange and the Letter of Transmittal.

Account Number:	SIGN HERE

Weyerhaeuser common shares to be tendered
Signature(s)
ODD-LOTS

Please type or print your name(s) here
☐ By checking this box, I represent that I own beneficially and of record less than 100 Weyerhaeuser common shares and am tendering all my Weyerhaeuser common shares.	Please type or print address
Dated:

Area Code and Telephone Number

U.S. or Canadian Tax Identification or Social Security Number(s), as applicable

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT, NOT TO THE EXCHANGE AGENT, THE CANADIAN DEPOSITARY, INFORMATION AGENT, WEYERHAEUSER OR THE COMPANY.

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